Exhibit 99.1

  GRANITE CONSTRUCTION EXPECTS TO REPORT STRONGER-THAN-ANTICIPATED FISCAL YEAR
                             2005 FINANCIAL RESULTS

    WATSONVILLE, Calif., Feb. 3 /PRNewswire-FirstCall/ -- Granite Construction Incorporated (NYSE: GVA) today announced that it expects earnings for the fiscal year ended December 31, 2005 to be in the range of $1.95 to $2.00 per diluted share. The Company's previously issued guidance, dated October 26, 2005, was in the range of $1.55 to $1.60 per diluted share. The improved results are primarily driven by continued strong demand for Branch Division construction services and materials, as well as the ability to work late into the fourth quarter due to mild winter weather conditions in the West.

    The Company will report its fourth quarter and year-end 2005 results after the close of market on February 15, 2006 with a conference call and Webcast on February 16, 2006 at 11:00 am EST.

    Granite, a member of the S&P 400 Midcap Index, the Domini 400 Social Index and the Russell 2000, is one of the nation's largest diversified heavy civil contractors and construction materials producers. Granite Construction serves public and private sector clients through its offices nationwide. For more information about the company, please visit their website at www.graniteconstruction.com.

    This news release contains forward-looking statements, within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to Granite's operating performance. These results are based upon a number of estimates and assumptions, including those mentioned within this news release. Such estimates are also based upon internal forecasts, the accuracy of project estimates and legal proceedings and claims (including environmental matters). Although the Company believes its expectations are based on reasonable assumptions, it cannot assure the expectations reflected herein will be achieved. This forward-looking information may prove to be inaccurate and actual results may differ significantly from those anticipated if one or more of the underlying assumptions or expectations proves to be inaccurate or is unrealized of if other unexpected conditions or events occur. You should not place undue reliance on this forward-looking information which speak only as of the date of this news release. Other factors and risks affecting the Company are contained in Granite's Form 10-K for the year ended December 31, 2004 and more recently its Form 10-Q for the quarter ended September 30, 2005. The Company undertakes no obligation to revise or update publicly any forward-looking statements made in this news release to reflect events or circumstances appearing after the date of this release.

SOURCE  Granite Construction Incorporated
    -0-                             02/03/2006
    /CONTACT: Jacqueline Underdown, Investor Relations of Granite Construction Incorporated, +1-831-761-4741/
    /Web site:  http://www.graniteconstruction.com /